BlackRock Bond Fund

Intermediate Term Fund

77(I)

Terms of new or amended securities

Pursuant to the merger between Merrill Lynch Investment Managers and BlackRock, effective October 2, 2006, changes to the pricing structure were as follows:

New classes of shares were offered as follows:

Investor A1 shares

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Available only for dividend and capital gain reinvestment and for certain qualified employee benefit plan holders of Class A shares of the Fund as of October 2, 2006

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Initial sales charge payable at time of purchase. Lower sales charges available for larger investments

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No deferred sales charge, however, there may be a charge for purchases over $1 million redeemed within one year

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0.10% annual account maintenance fee

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No distribution fee

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No redemption fee

Investor B1 shares

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Available only for dividend and capital gain reinvestment and for certain qualified employee benefit plan holders of Class B1 shares of the Fund as of October 2, 2006

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No initial sales charge.  Entire purchase price is invested in shares of the Fund.

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Deferred sales charge payable if shares redeemed within three years of purchase

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0.25% annual account maintenance fee

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0.25% annual distribution fee

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No redemption fee

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Automatic conversion to Investor A1 after approximately ten years

Investor C2 shares

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Available only for dividend and capital gain reinvestment and for certain qualified employee benefit plan holders of Class C2 shares of the Fund as of October 2, 2006

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No initial sales charge.  Entire purchase price is invested in shares of the Fund.

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Deferred sales charge payable if shares redeemed within one year of purchase

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0.25% annual account maintenance fee

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0.25% annual distribution fee

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No redemption fee

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No conversion to Investor A/A1 shares